November 9, 2010 PRESENTATION TO THE SPECIAL COMMITTEE

TABLE OF CONTENTS Section I VCG Holding Profile Section II Current Situation Assessment Section III Summary of Recent Events and Marketing Process Section IV Summary Valuation Analysis of VCG Holding

VCG HOLDING PROFILE Section I

ADULT NIGHTCLUB: INDUSTRY OVERVIEW The adult nightclub industry is large, fragmented and highly profitable It is estimated that there are 3,000 - 4,000 adult nightclubs in the United States, employing over 500,000 people The gentleman club segment is estimated to be a $15 billion industry and accounts for approximately 22% of the gross revenue in US adult entertainment Statistics compiled by ACE (Association of Club Executives) show that gentlemen's clubs in different locations all generate high levels of sales A single gentlemen's club in a major metropolitan area averages between $10-20 million per year in gross revenues The industry is comprised of a few dominant players and numerous "mom and pop" operations VCG Holding, Rick's Cabaret, and Deja Vu have large, nationwide footprints and compete with regional club chains and individually owned clubs in a city by city basis 22 Clubs 78 Clubs Leading Gentlemen's Club Brands

VCGH OVERVIEW VCG Holding Corp. is a leading consolidator and operator of adult nightclubs in the United States Founded in 1989 and based in Lakewood, Colorado Commitment to high quality and customer service The company through its subsidiaries owns 19 adult nightclubs, operating under nine brands Limited or no food service, no alcohol, except for B.Y.O.B, "all-nude" format C-Clubs Representative Clubs Adult Nightclubs Limited or no food service, alcohol served, "topless" format B-Clubs Representative Clubs Larger facilities, big-screen TV's, specialty acts, full menu and bar, VIP / specialty / cigar suites, "topless" format A-Clubs Representative Clubs

NATIONAL PRESENCE WITH SIGNIFICANT STRENGTH IN KEY MARKETS Anaheim (1) Denver (5) Colorado Springs (1) Dallas (1) Miami (1) Raleigh (1) Louisville (1) Indianapolis (1) St. Louis (5) Minneapolis (1) Portland (1)

VCGH ACQUISITION AND OPENING HISTORY Recent strategic focus at VCG has been on acquisitions of graying "mom and pop" operations

VCGH LEADING CLUB BRANDS Diamond Cabaret & Steakhouse The Penthouse Club Premium adult entertainment club located in downtown Denver Voted Best of Denver 2007 by Westword Strong SSS performance A cabaret featuring continuous entertainment in a rich, comfortable environment Over 150 entertainers Features the award winning Oscar's Steakhouse Fine dining experience Serves the finest select cuts of USDA prime beef Extensive wine list 2010E Revenue: $4.4 million 2010E EBITDA: $781,000 One of the most recognizable names in the adult entertainment industry Two locations: Colorado and Illinois Denver is the only Penthouse Club in the region The Penthouse Club offers a venue to relax in comfort and dine in elegance Luxurious decor and impressive lighting and sound system Personalized service while being entertained by some of the world's most beautiful women The only location in the world where "The Magazine Comes to Life" 2010E Revenue: $7.8 million 2010E EBITDA: $1.5 million

VCGH LEADING CLUB BRANDS PT's Schiek's Palace Royale The flagship brand of VCGH 10 Clubs operating under the PT's name Located in Denver, Indianapolis, Brooklyn (IL), Colorado Springs, Louisville, Centreville, Portland (ME), Miami, and Sauget A mixture of all-nude and topless Consistently rated as one of the top clubs in the regions where it is located 2010E Revenue: $24.9 million 2010E EBITDA: $6.4 million One of a kind club that prides itself on being better than the competition: 400+ entertainers Fine dining, serving USDA Prime Beef, seafood and more Imported champagnes, wines, cigars and the finest select spirits Online reviews and community rate it as the top club in Minneapolis 2010E Revenue: $3.5 million 2010E EBITDA: ($346,000)

CURRENT SITUATION ASSESSMENT Section II

CURRENT SITUATION SUMMARY Declining financial performance Adjusted EBITDA dropped from $13.8 million in 2008 to $10.2 million in the LTM period ended September 30, 2010 Company growth has slowed, with projected EBITDA CAGR of only 3.7% from 2010 through 2015 VCGH received a management buyout offer from Troy Lowrie, Chairman and CEO, originally in November and more recently in July 2010 Initial offer of $2.10 per share in July 2010, increased to $2.20 in October 2010, and finally $2.25 in November 2010 Mr. Lowrie owns approximately 32%1 of outstanding common stock through his own personal holdings and Lowrie Management Recapitalizing the Company Share repurchases and paydown of existing debt Company authorized repurchase of up to $1 million of common stock in April 2010 Purchased 505,519 shares in Q2 2010 Debt balance reduced by $4.7 million in 2010 through September 30 Sold Jaguar's Gold Club in Fort Worth to Rick's Cabaret $1 million in cash and also transferred to VCG Holding 467,497 shares of VCGH common stock that Rick's Cabaret had purchased on the open market over the past year (1) Combined ownership of Troy Lowrie and Lowrie Management as of August 4, 2010.

HISTORICAL AND PROJECTED FINANCIAL PERFORMANCE TRENDS Source: Company management and North Point estimates. Revenue and EBITDA figures pro forma for the sale of Golden club. Projections represent base case scenario Revenue: 2006 - 2015P (In millions) Adjusted EBITDA 2006 - 2015P (In millions) Number of Clubs: 2006 - 2015P EBITDA Margin 2006 - 2015P

VCGH IS HEAVILY LEVERED VCGH has consistently operated with leverage ratios of approximately 3.0x Current Total Debt / EBITDA ratio for VCGH is 2.6x The Company has total debt of $26 million Also has $4 million of minority interest VCGH Historical Debt / LTM EBITDA Ratio Comparable Company Debt / EBITDA Ratio Source: Company filings

BALANCE SHEET SUMMARY (1) As of September 30, 2010 there were 16.3 million shares outstanding Source: Company management

VCGH TRADING STATISTICS

INDEXED PRICE PERFORMANCE VS. INDUSTRY

LTM TRADING HISTOGRAM Note: As of November 9, 2010.

OWNERSHIP SUMMARY

SUMMARY OF RECENT EVENTS Section III

TIMELINE OF KEY EVENTS SINCE NOVEMBER 2009 Nov-09 VCGH receives non-binding letter of intent from Troy Lowrie to acquire all outstanding common stock for $2.10 per share in cash Nov-09 Special Committee retains North Point to serve as its financial advisor Dec-09 North Point begins broad marketing process Jan-10 Repaid $1.7 million of debt Feb-10 VCGH enters into letter of intent to merge with Rick's Cabaret Mar-10 Letter of intent to merge with Rick's Cabaret extended Apr-10 Letter of intent with Rick's expires Apr-10 VCGH authorizes $1 million share repurchase plan Jun-10 Repaid $0.7 million of debt Jul-10 VCGH sells Fort Worth club to Rick's Cabaret in cash and stock transaction Jul-10 VCGH acquires more than 500,000 shares of common stock under repurchase plan Jul-10 VCGH receives new proposal from Troy Lowrie to acquire all outstanding common stock for $2.10 per share in cash Aug-10 Special committee informs Troy Lowrie that the latest proposal is inadequate Oct-10 Troy Lowrie submits a revised proposal for $2.20 per share Nov-10 Troy Lowrie submits a final proposal for $2.25 per share There have been numerous key developments for VCGH since Troy Lowrie's initial acquisition proposal

2010 YEAR-TO-DATE KEY FINANCIAL UPDATE Consolidated same store sales have been positive in 2010 Q1 grew 0.1%, Q2 grew 2.3%, Q3 grew 7.3% Despite positive sales, year-to-date profitability through September has declined relative to the same period in 2009 EBITDA, adjusted for impairments and a contingent indemnification claim, decreased from $8.1M in 2009 to $7.6M in 2010 The Company's long-term projected performance by club has not drastically changed since December 2009 Measured revenue growth of 3% annually estimated for future years Some clubs have meaningfully underperformed beginning of year projections, such as the recently sold Fort Worth unit

ANNOTATED SHARE PRICE CHART VCGH's share price has been significantly impacted since November 2009 due to various publicly announced proposed transactions Buyout offer from Troy Lowrie for $2.10 Letter of intent signed to merge with Rick's Letter of intent with Rick's expires Second buyout offer from Troy Lowrie for $2.10

TRADING HISTOGRAM SINCE APRIL 1, 2010 Note: As of November 9, 2010.

OUTCOME OF FULL MARKETING PROCESS

- North Point executed an extensive process since December 2009 to perform a full market check of VCGH's sale prospects
  - Contacted 26 financial sponsors and 9 strategic groups
  - Received only one proposal from Rick's Cabaret

Submitted Proposal (1)

Strategic
- Rick's

Signed NDA / Received Datasite Access (2)

Strategic
- BSC Management
- Spearmint Rhino

Considered / Received Materials (9)

Strategic
- 4-Play
- Deja-Vu
- Hustler
- Vivid

Financial
- ESL Investments
- Highfields Capital
- Maverick Capital
- Pirate Capital / Doubloon Capital
- Third Point Management

Limited Response (14)

Financial
- Atticus Capital
- Bridger Management
- Cerberus Capital
- Farallon Partners
- GSO Capital Partners
- Newcastle Partners
- Perry Capital
- Sandell Asset Management
- Slater Capital Management
- Stark Investments
- Steel Partners
- Tremblant Capital Group
- Wexford Capital
- Zweig-DiMenna Associates

Passed (9)

Strategic
- Penthouse
- Playboy

Financial
- Glenview Capital
- Pershing Square Capital
- Centrecourt
- Dune Capital Management
- Spectrum Group Management
- Sterling Johnston Capital
- Trivium Capital Management

- Reopened the market check process in August 2010 once announcing Troy Lowrie's latest proposal was inadequate
  - The company publicly announced that it directed North Point to actively contact potential aquirors
  - None of the parties that North Point contacted during this second market check indicated any interest in a potential transaction with VCGH, and no discussions led to sharing materials or signed NDAs

VCG HOLDING
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NORTH POINT ADVISORS MERGERS AND ACQUISITIONS

Section IV VALUATION ANALYSIS OF VCG HOLDING

VALUATION SUMMARY Current Offer: $2.25 NM

LTM TRADING HISTOGRAM Note: As of November 9, 2010.

COMPARABLE PUBLIC COMPANIES

COMPARABLE M&A TRANSACTIONS

COMPARABLE M&A TRANSACTIONS (Cont.)

PURCHASE PRICE PREMIUM ANALYSIS

DISCOUNTED CASH FLOW ANALYSIS - DOWNSIDE CASE

DISCOUNTED CASH FLOW ANALYSIS - BASE CASE

DISCOUNTED CASH FLOW ANALYSIS - UPSIDE CASE

WEIGHTED AVERAGE COST OF CAPITAL

LBO ANALYSIS SUMMARY

LBO ANALYSIS DETAIL

BREAKUP ANALYSIS Recent sale of Fort Worth club ($1.8 million) was for significantly less than the price at which VCGH acquired it ($3.8 million) Indicative of what may be seen at many of VCG's other clubs if sold due to downward performance trends at many acquired clubs If all clubs sold at comparable multiples to that at which each was acquired, implied equity value per share is approximately $1.93